Exhibit (h)(3)

SUB-LICENSE AGREEMENT

This Sub-license Agreement (the “Sub-license Agreement”), dated as of the 15th of February, 2011, is made by and among FocusShares Trust, a Delaware statutory trust (the “Sub-licensee”) and FocusShares, LLC, a Delaware limited liability company (the “Licensee” or “Sub-licensor”).

WITNESSETH:

WHEREAS, pursuant to that certain Morningstar Master License Agreement, dated as of October 26, 2010, that certain Amendment No. 1 to the Morningstar Master License Agreement, dated as of February 14, 2011, and that certain Index Product License Agreement, dated as of October 26, 2010 (collectively, the “License Agreement”), in each case by and between Morningstar, Inc. (the “Licensor”) and Licensee, Licensor has granted Licensee a license to use certain copyright, trademark and proprietary rights, trade secrets and index products of Licensor (as further described in the License Agreement, the “Intellectual Property” and “Products”) in connection with the issuance, sale, marketing and/or promotion of certain financial products (as further defined in the License Agreement, the “Licensee Products”);

WHEREAS, Sub-licensee wishes to issue, sell, market and/or promote the Licensee Products and to use and refer to the Intellectual Property and Products in connection therewith;

WHEREAS, Sub-licensee has entered into a Investment Advisory Agreement with the Sub-licensor whereby Sub-licensor will act as investment adviser to certain series of Sub-licensee, which series are Licensee Products; and

WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Sub-license. Sub-licensor hereby grants to Sub-licensee a non-exclusive and non-transferable Sub-license to use the Intellectual Property in connection with the issuance, distribution, marketing and/or promotion of the Licensee Products set forth on Appendix A hereto.

2.           The Sub-licensee acknowledges that it has received and read a copy of the License Agreement (excluding the schedule setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on Licensee.

3.           Sub-licensee agrees that its obligations under the License Agreement pursuant to Section 2 of this Sub-license Agreement are as principal and shall be unaffected by any defense or claim that Licensee may have against Licensor.

4.           It is the intent of the parties that the substantive law of the State of New York governs this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the United States District Court for the Southern District of New York or in the Supreme Court in and for the County of New York, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Sub-license Agreement as of the date first set forth above.

FOCUSSHARES TRUST

/s/ Erik Liik
By:	Erik Liik
Title:	President

FOCUSSHARES, LLC

/s/ Erik Liik
By:	Erik Liik
Title:	President

[Signature page to Sub-License Agreement]

Appendix A

Product	Licensee Product

Morningstar® US MarketSM Index	Focus Morningstar US Market Index ETF

Morningstar® Large CapSM Index	Focus Morningstar Large Cap Index ETF

Morningstar® Mid CapSM Index	Focus Morningstar Mid Cap Index ETF

Morningstar® Small CapSM Index	Focus Morningstar Small Cap Index ETF

Morningstar® Basic MaterialsSM Index	Focus Morningstar Basic Materials Index ETF

Morningstar® Communication ServicesSM Index	Focus Morningstar Communication Services Index ETF

Morningstar® Consumer CyclicalSM Index	Focus Morningstar Consumer Cyclical Index ETF

Morningstar® Consumer DefensiveSM Index	Focus Morningstar Consumer Defensive Index ETF

Morningstar® EnergySM Index	Focus Morningstar Energy Index ETF

Morningstar® Financial ServicesSM Index	Focus Morningstar Financial Services Index ETF

Morningstar® Health CareSM Index	Focus Morningstar Health Care Index ETF

Morningstar® IndustrialsSM Index	Focus Morningstar Industrials Index ETF

Morningstar® Real EstateSM Index	Focus Morningstar Real Estate Index ETF

Morningstar® TechnologySM Index	Focus Morningstar Technology Index ETF

Morningstar® UtilitiesSM Index	Focus Morningstar Utilities Index ETF